SOUTHWEST REPORTS SECOND QUARTER PROFIT

DALLAS, TEXAS - July 26, 2018 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its second quarter 2018 results:

•	Net income of $733 million, net margin[1] of 12.8 percent, and second quarter record earnings per diluted share of $1.27

•	Operating income of $972 million and operating margin[2] of 16.9 percent

•	Excluding special items[3], net income of $729 million, net margin[4] of 12.7 percent, and second quarter record earnings per diluted share of $1.26

•	Excluding special items, operating income of $967 million and operating margin[5] of 16.8 percent

•	Operating cash flow of $1.6 billion and free cash flow[3] of $1.1 billion

•	Returned $593 million to Shareholders through a combination of share repurchases and dividends

•	Return on invested capital (ROIC)[3] pre-tax of 24.7 percent for the 12 months ended June 30, 2018, or 18.9 percent on an after-tax basis

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, “Despite higher fuel prices and the expected effects from the Flight 1380 accident, we delivered solid financial results, including record earnings per share for second quarter 2018. I am especially proud of the heroic efforts of our People to address and overcome the challenges resulting from the accident.

"The revenue effects of the accident reduced second quarter 2018 passenger revenues by $100 million. We expect the revenue impact from this headwind to be temporary and subside in third quarter 2018 and are encouraged by the solid rebound in demand. Separately, we deployed additional revenue management tools and techniques during second quarter 2018, and we continue to expect to generate incremental improvements in pre-tax results of $200 million this year from the investment in our new reservation system. Our second half 2018 flight schedule is better optimized, and our Rapid Rewards Program and other ancillary products continue to perform very well.

"Excluding fuel, first half 2018 cost inflation was modest. We are pleased with our second quarter 2018 cost performance, which came in below expectation, mostly due to timing. We expect higher unit costs as we move into second half 2018, due largely to shifting spending from first half 2018. With the completion of major revenue initiatives over the last several years, we will refocus our efforts to control costs and drive efficiency, especially in light of higher fuel prices.

"Our expected year-over-year 2018 available seat mile (ASMs, or capacity) growth remains in the low four percent range, which is approximately one point lower than our original capacity growth plan, resulting from adjustments made to mitigate higher fuel prices and near-term unit revenue pressures. Our suboptimal flight schedule headwinds begin to abate next month and are not expected to have a material impact on fourth quarter 2018. As we look ahead to 2019, Hawaii remains our expansion focus, and our goal is to begin selling tickets later this year."

Revenue Results and Outlook
The Company's second quarter 2018 total operating revenues increased 0.2 percent to $5.7 billion, and decreased 3.0 percent on a unit basis, as compared with second quarter 2017. Second quarter 2018 passenger revenues decreased 0.4 percent, with a 0.9 point decline in load factor to 84.7 percent, and a passenger revenue yield decline of 2.5 percent, year-over-year. The decline in passenger revenues was due largely to the effects following the Flight 1380 accident, which had an approximate $100 million impact to second quarter 2018 passenger revenues. Second quarter 2018 other revenues increased 10.4 percent to $340 million driven largely by a strong performance of the Company's Rapid Rewards Program.

Based on current bookings and yield trends, passenger revenues are continuing to recover post-accident. The Company expects third quarter 2018 year-over-year operating revenue per available seat mile (RASM, or unit revenues) to be a significant improvement over second quarter 2018 and in the range of down one percent to up one percent, compared with third quarter 2017 RASM of 13.58 cents, as recast in accordance with Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (or the "New Revenue Standard"). The Company's outlook for third quarter 2018 includes an estimated one-half point impact to RASM due to temporarily lower passenger yields from an aggressive May 2018 fare sale for June through October 2018 travel, which was offered in conjunction with the Company's broad marketing efforts following the accident. Third quarter 2018 year-over-year RASM trends also include an approximate one-half point headwind due to the Company's suboptimal schedule from the accelerated retirement of its Boeing 737-300 (Classic) fleet, as well as an approximate one point headwind from the change in the Rapid Rewards revenue recognition as a result of the Company's adoption of the New Revenue Standard. The headwinds to third quarter 2018 revenue from the Flight 1380 accident, the Company's suboptimal schedule, and the impact from the adoption of the New Revenue Standard are not expected to be material to year-over-year RASM trends for fourth quarter 2018.

The Company adopted the New Revenue Standard effective January 1, 2018, and utilized the full retrospective method of adoption allowed by the standard. As such, results for the three and six months ended June 30, 2017, have been recast under the new standard in order to be comparable with current period results in the accompanying unaudited Condensed Consolidated Statement of Income.

Cost Performance and Outlook
Second quarter 2018 total operating expenses increased 5.6 percent, to $4.8 billion. Total operating expenses per available seat mile (CASM, or unit costs) increased 2.3 percent, as compared with second quarter 2017. Excluding special items in both periods, second quarter 2018 total operating expenses increased 4.9 percent to $4.8 billion, or 1.5 percent on a unit basis, year-over-year.

Effective January 1, 2018, the Company early adopted ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. The new standard eliminated ineffectiveness for all derivatives designated in a hedge for accounting purposes, as well as changed the Company's classification of premium expense associated with fuel hedges from Other (gains) and losses, net, to Fuel and oil expense within the unaudited Condensed Consolidated Statement of Income. As such, the classification of premium expense for the three and six months ended June 30, 2017, has been recast under the new standard to be comparable with current period results.

Second quarter 2018 economic fuel costs3 were $2.21 per gallon, including $.06 per gallon in premium expense and $.08 per gallon in favorable cash settlements from fuel derivative contracts, compared with $1.99 per gallon in second quarter 2017, as recast, which included $.06 per gallon in premium expense and $.32 per gallon in unfavorable cash settlements from fuel derivative contracts. Second quarter 2018 ASMs per gallon, or fuel efficiency, improved 1.7 percent year-over-year, driven primarily by the retirement of the Boeing 737-300 (Classic) fleet and the addition of the more fuel-efficient 737-800 and 737 MAX 8 aircraft.

Based on the Company's existing fuel derivative contracts and market prices as of July 20, 2018, third quarter 2018 economic fuel costs are estimated to be approximately $2.25 per gallon6, including $.06 per gallon in premium expense and an estimated $.07 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.07 per gallon in third quarter 2017, as recast, which included $.06 per gallon in premium expense and $.31 per gallon in unfavorable cash settlements from fuel derivative contracts. As of July 20, 2018, the fair market value of the Company's fuel derivative contracts for the remainder of 2018 was a net asset of approximately $108 million, and the fair market value of the hedge portfolio settling in 2019 and beyond was a net asset of approximately $345 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, second quarter 2018 operating expenses increased 2.4 percent, as compared with second quarter 2017. Second quarter 2018 profitsharing expense was $166 million, as compared with $202 million in second quarter 2017. Excluding fuel and oil expense, profitsharing expense, and special items, second quarter 2018 operating expenses increased 3.7 percent, or 0.4 percent on a unit basis, year-over-year. The Company's second quarter 2018 cost performance was better-than-expected due largely to shifting of certain expenses from second quarter into second half 2018.

Based on current cost trends, the Company estimates third quarter 2018 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the two to three percent range, compared with third quarter 2017's 8.22 cents, as recast, which excluded fuel and oil expense, profitsharing expense, and special items. The Company's second half 2018 year-over-year increase includes approximately $30 million of costs, primarily advertising and technology expenses, shifting from first half 2018 into second half 2018, in addition to higher maintenance and advertising expenses. Due primarily to a two-point reduction in its fourth quarter 2018 ASM growth, the Company now estimates annual 2018 CASM, excluding fuel and oil expense and profitsharing expense, to be flat to up one percent, compared with annual 2017's 8.47 cents, as recast, which excluded fuel and oil expense, profitsharing expense, and special items.

Last month, the Company reached a Tentative Agreement with the Aircraft Mechanics Fraternal Association (AMFA), which represents the Company's 2,400 Employees in the Aircraft Mechanics and Related Employees workgroup. The estimated cost impact of this tentative collective-bargaining agreement is included in the Company's third quarter and annual 2018 guidance.

Second Quarter Results
Second quarter 2018 operating income was $972 million, compared with $1.2 billion in second quarter 2017. Excluding special items, second quarter 2018 operating income was $967 million, compared with $1.2 billion in second quarter 2017.

Other expenses in second quarter 2018 were $12 million, compared with $50 million in second quarter 2017. The $38 million difference resulted primarily from $4 million in other losses recognized in second quarter 2018, compared with $44 million in second quarter 2017. In second quarter 2017, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items related to fuel hedging, other losses were $4 million in second quarter 2018, compared with $3 million in second quarter 2017. Net interest expense in second quarter 2018 was $8 million, compared with $6 million in second quarter 2017.

Second quarter 2018 net income was $733 million, or a second quarter record $1.27 per diluted share, compared with second quarter 2017 net income of $743 million, or $1.23 per diluted share. Excluding special items, second quarter 2018 net income was $729 million, or a second quarter record $1.26 per diluted share, compared with second quarter 2017 net income of $745 million, or $1.23 per diluted share, and compared with First Call second quarter 2018 consensus estimate of $1.22 per diluted share.

The Company estimates its effective tax rate to be approximately 23.5 percent for third quarter and annual 2018.

Liquidity and Capital Deployment
As of June 30, 2018, the Company had approximately $3.7 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during second quarter 2018 was $1.6 billion, capital expenditures were $521 million, and free cash flow was $1.1 billion. The Company repaid $75 million in debt and capital lease obligations during second quarter 2018, and expects to repay approximately $179 million in debt and capital lease obligations during the remainder of 2018.

During second quarter 2018, the Company returned $593 million to its Shareholders through the repurchase of $500 million in common stock and the payment of $93 million in dividends. The Company repurchased $500 million in common stock pursuant to an accelerated share repurchase (ASR) program launched during second quarter and received approximately 7.0 million shares, representing an estimated 75 percent of the shares expected to be repurchased under that ASR program. The ASR program is scheduled to terminate no later than July 31, 2018. On May 16, 2018, the Company's Board of Directors approved a 28 percent increase in the Company's quarterly dividend to $.16, or $.64 annually, and authorized a new $2.0 billion share repurchase program upon the completion of the remaining $350 million under the May 2017 $2.0 billion share repurchase authorization.

For the six months ended June 30, 2018, net cash provided by operations was approximately $2.6 billion, capital expenditures were approximately $929 million, and free cash flow was $1.8 billion. This enabled the Company to return approximately $1.2 billion to Shareholders through the repurchase of $1.0 billion in common stock and the payment of $240 million in dividends.

The Company continues to estimate its annual 2018 capital expenditures to be in the $2.0 to $2.1 billion range.

Fleet and Capacity
The Company ended second quarter with 730 aircraft in its fleet. This reflects the second quarter 2018 delivery of 12 new 737-800s and 2 new 737 MAX 8s. The Company expects to end 2018 with 751 aircraft in its fleet based on the current aircraft delivery schedule. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company continues to expect its 2018 year-over-year ASM growth to be in the low four percent range, with third quarter 2018 year-over-year ASM growth in the 4.5 to 5 percent range and fourth quarter 2018 year-over-year ASM growth in the 6.5 to 7 percent range.

Awards and Recognitions

•	Named to FORTUNE's list of World's Most Admired Companies. Southwest was ranked as the #8 Most Admired Company, and is the only commercial airline to make the Top Ten

•	Highest ranking Low-Cost Carrier for Customer satisfaction for the second year in a row in the J.D. Power 2018 North America Satisfaction StudySM

•	Named as one of Corporate Responsibility Magazine's 100 Best Corporate Citizens 2018

•	Named a Best Employer in Forbes' 2018 list

•	Recognized by Indeed as one of the Top-Rated Workplaces: Best by Millennials

•
Named Program of the Year for Rapid Rewards® Program and recognized for providing the Best Loyalty Credit Card, the Best Airline Redemption Ability, Best Elite Program, Best Promotion, and the sixth consecutive year for the Best Customer Service by the Freddie Awards

•	Named as one of Military Time’s Best For Vets: Employers 2018

•	Received the Air Cargo Excellence Diamond Award by Air Cargo World magazine, making this the 14th consecutive year Southwest Cargo® has been honored in the annual Air Cargo Excellence Survey

•	Named Domestic Carrier of the Year by the Airforwarders Association for the ninth consecutive year

Conference Call
The Company will discuss its second quarter 2018 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com

1Net margin is calculated as net income divided by operating revenues.
2Operating margin is calculated as operating income divided by operating revenues.
3See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, free cash flow, and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
4Net margin, excluding special items, is calculated as net income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
5Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
6Based on the Company's existing fuel derivative contracts and market prices as of July 20, 2018, third quarter 2018 fuel costs per gallon on a GAAP and economic basis are both estimated to be approximately $2.25. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial position, outlook, expectations, goals, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (ii) the Company’s expectations with respect to the revenue impact resulting from the Flight 1380 accident; (iii) the Company's plans and expectations with respect to its new reservation system, including the Company’s related financial and operational expectations and opportunities; (iv) the Company’s capacity plans and expectations; (v) the Company’s expectations with respect to its suboptimal flight schedule; (vi) the Company's network and growth plans, strategies, goals, opportunities, and expectations, including its plans, goals, and expectations related to Hawaii; (vii) the Company's expectations related to its management of risk associated with changing jet fuel prices; (viii) the Company’s expectations related to labor matters; (ix) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures; (x) the Company’s expectations and goals with respect to enhancing Shareholder value and returning value to Shareholders; and (xi) the Company's fleet plans and expectations, including with respect to its fleet modernization initiatives, and the Company’s related financial and operational expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of a continually changing business environment, economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, strategies, and results; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; (iv) the Company's dependence on third parties, in particular with respect to its technology and fleet plans and expectations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) the volatility of commodities used by the Company for hedging jet fuel and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of labor matters on the Company's business decisions, plans, strategies, expectations, and costs; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations

214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
OPERATING REVENUES:
Passenger	$5,358	$5,379	(0.4)	$9,943	$9,925	0.2
Freight	44	44	—	87	86	1.2
Other	340	308	10.4	656	574	14.3
Total operating revenues	5,742	5,731	0.2	10,686	10,585	1.0

OPERATING EXPENSES:
Salaries, wages, and benefits	1,927	1,863	3.4	3,748	3,594	4.3
Fuel and oil	1,202	1,024	17.4	2,220	1,979	12.2
Maintenance materials and repairs	274	251	9.2	531	494	7.5
Landing fees and airport rentals	344	332	3.6	675	645	4.7
Depreciation and amortization	292	319	(8.5)	569	637	(10.7)
Other operating expenses	731	727	0.6	1,355	1,414	(4.2)
Total operating expenses	4,770	4,516	5.6	9,098	8,763	3.8

OPERATING INCOME	972	1,215	(20.0)	1,588	1,822	(12.8)

OTHER EXPENSES (INCOME):
Interest expense	33	27	22.2	66	56	17.9
Capitalized interest	(10)	(13)	(23.1)	(20)	(23)	(13.0)
Interest income	(15)	(8)	87.5	(27)	(15)	80.0
Other (gains) losses, net	4	44	(90.9)	8	106	(92.5)
Total other expenses (income)	12	50	(76.0)	27	124	(78.2)

INCOME BEFORE INCOME TAXES	960	1,165	(17.6)	1,561	1,698	(8.1)
PROVISION FOR INCOME TAXES	227	422	(46.2)	366	616	(40.6)
NET INCOME	$733	$743	(1.3)	$1,195	$1,082	10.4

NET INCOME PER SHARE:
Basic	$1.27	$1.23	3.3	$2.05	$1.78	15.2
Diluted	$1.27	$1.23	3.3	$2.05	$1.77	15.8

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	578	604	(4.3)	582	608	(4.3)
Diluted	579	605	(4.3)	583	610	(4.4)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
		2017			2017
	2018	As Recast	Percent Change	2018	As Recast	Percent Change
Fuel and oil expense, unhedged	$1,218	$867		$2,232	$1,683
Add: Premium cost of fuel contracts	34	34		67	68
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense, net	(50)	123		(79)	228
Fuel and oil expense, as reported	$1,202	$1,024		$2,220	$1,979
Add: Net impact from fuel contracts (a)	5	46		11	84
Fuel and oil expense, excluding special items (economic)	$1,207	$1,070	12.8	$2,231	$2,063	8.1

Total operating expenses, as reported	$4,770	$4,516		$9,098	$8,763
Add: Net impact from fuel contracts (a)	5	46		11	84
Deduct: Lease termination expense	—	(8)		—	(13)
Add: Gain on sale of grounded aircraft	—	—		25	—
Total operating expenses, excluding special items	$4,775	$4,554	4.9	$9,134	$8,834	3.4
Deduct: Fuel and oil expense, excluding special items (economic)	(1,207)	(1,070)		(2,231)	(2,063)
Operating expenses, excluding Fuel and oil expense and special items	$3,568	$3,484	2.4	$6,903	$6,771	1.9
Deduct: Profitsharing expense	(166)	(202)		(268)	(301)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,402	$3,282	3.7	$6,635	$6,470	2.6

Operating income, as reported	$972	$1,215		$1,588	$1,822
Deduct: Net impact from fuel contracts (a)	(5)	(46)		(11)	(84)
Add: Lease termination expense	—	8		—	13
Deduct: Gain on sale of grounded aircraft	—	—		(25)	—
Operating income, excluding special items	$967	$1,177	(17.8)	$1,552	$1,751	(11.4)

Other (gains) losses, net, as reported	$4	$44		$8	$106
Deduct: Net impact from fuel contracts (a)	—	(41)		—	(106)
Other (gains) losses, net, excluding special items	$4	$3	33.3	$8	$—	n.m.

Net income, as reported	$733	$743		$1,195	$1,082
Add (Deduct): Net impact from fuel contracts (a)	(5)	(5)		(11)	22
Add: Lease termination expense	—	8		—	13
Deduct: Gain on sale of grounded aircraft	—	—		(25)	—
Add (Deduct): Net income tax impact of special items (b)	1	(1)		9	(13)
Net income, excluding special items	$729	$745	(2.1)	$1,168	$1,104	5.8

Net income per share, diluted, as reported	$1.27	$1.23		$2.05	$1.77
Add (Deduct): Impact from fuel contracts	(0.01)	(0.01)		(0.02)	0.04
Add (Deduct): Impact of special items	—	0.01		(0.04)	0.02
Add (Deduct): Net income tax impact of special items (b)	—	—		0.01	(0.02)
Net income per share, diluted, excluding special items	$1.26	$1.23	2.4	$2.00	$1.81	10.5
(a) See Reconciliation of Impact from Fuel Contracts.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$7	$—	$15
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	5	39	11	69
Impact from fuel contracts to Fuel and oil expense	$5	$46	$11	$84

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$(7)	$—	$(15)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	(5)	(39)	(11)	(69)
Impact from fuel contracts to Operating Income	$(5)	$(46)	$(11)	$(84)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$—	$(26)	$—	$(69)
Ineffectiveness from fuel hedges settling in future periods	—	(8)	—	(22)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	(7)	—	(15)
Impact from fuel contracts to Other (gains) losses, net	$—	$(41)	$—	$(106)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$—	$26	$—	$69
Ineffectiveness from fuel hedges settling in future periods	—	8	—	22
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(5)	(39)	(11)	(69)
Impact from fuel contracts to Net Income (b)	$(5)	$(5)	$(11)	$22

(a) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(b) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Certain operating statistics for the three and six months ended June 30, 2017 have been recast as a result of the Company's January 1, 2018 adoption of ASU No. 2014-09, Revenue from Contracts with Customers, ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities.

	Three months ended			Six months ended
	June 30,			June 30,
	2018	2017	Change	2018	2017	Change
Revenue passengers carried	35,265,616	33,992,862	3.7%	66,597,753	63,531,652	4.8%
Enplaned passengers	42,930,875	41,436,991	3.6%	80,473,975	77,015,341	4.5%
Revenue passenger miles (RPMs) (000s) (a)	35,142,539	34,382,696	2.2%	65,582,031	63,723,355	2.9%
Available seat miles (ASMs) (000s) (b)	41,492,281	40,171,225	3.3%	78,858,750	76,871,095	2.6%
Load factor (c)	84.7%	85.6%	(0.9) pts.	83.2%	82.9%	0.3 pts.
Average length of passenger haul (miles)	997	1,011	(1.4)%	985	1,003	(1.8)%
Average aircraft stage length (miles)	763	766	(0.4)%	756	762	(0.8)%
Trips flown	353,928	347,827	1.8%	680,144	669,617	1.6%
Seats flown (d)	53,300,952	51,661,801	3.2%	102,417,168	99,407,889	3.0%
Seats per trip (e)	150.60	148.53	1.4%	150.58	148.45	1.4%
Average passenger fare	$151.94	$158.24	(4.0)%	$149.30	$156.22	(4.4)%
Passenger revenue yield per RPM (cents) (f)	15.25	15.64	(2.5)%	15.16	15.58	(2.7)%
RASM (cents) (g)	13.84	14.27	(3.0)%	13.55	13.77	(1.6)%
PRASM (cents) (h)	12.91	13.39	(3.6)%	12.61	12.91	(2.3)%
CASM (cents) (i)	11.50	11.24	2.3%	11.54	11.40	1.2%
CASM, excluding Fuel and oil expense (cents)	8.60	8.69	(1.0)%	8.72	8.83	(1.2)%
CASM, excluding special items (cents)	11.51	11.34	1.5%	11.58	11.49	0.8%
CASM, excluding Fuel and oil expense and special items (cents)	8.60	8.67	(0.8)%	8.75	8.81	(0.7)%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.20	8.17	0.4%	8.41	8.42	(0.1)%
Fuel costs per gallon, including fuel tax (unhedged)	$2.24	$1.61	39.1%	$2.15	$1.64	31.1%
Fuel costs per gallon, including fuel tax	$2.21	$1.90	16.3%	$2.14	$1.93	10.9%
Fuel costs per gallon, including fuel tax (economic)	$2.21	$1.99	11.1%	$2.15	$2.01	7.0%
Fuel consumed, in gallons (millions)	543	535	1.5%	1,032	1,022	1.0%
Active fulltime equivalent Employees	57,674	55,347	4.2%	57,674	55,347	4.2%
Aircraft at end of period	730	735	(0.7)%	730	735	(0.7)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	June 30, 2018		June 30, 2017
Operating income, as reported	$3,174		$3,289
Contract ratification bonuses	—		356
Net impact from fuel contracts	(85)		(263)
Lease termination expense	20		35
Aircraft grounding charge	63		—
Gain on sale of grounded aircraft	(25)		—
Operating income, non-GAAP	$3,147		$3,417
Net adjustment for aircraft leases (a)	104		108
Adjusted operating income, non-GAAP (A)	$3,251		$3,525

Non-GAAP tax rate (B)	23.4%	(d)	36.3%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	2,490		2,246

Debt, including capital leases (b)	$3,391		$3,239
Equity (b)	9,053		7,547
Net present value of aircraft operating leases (b)	680		906
Average invested capital	$13,124		$11,692
Equity adjustment for hedge accounting (c)	56		546
Adjusted average invested capital (D)	$13,180		$12,238

Non-GAAP ROIC, pre-tax (A/D)	24.7%		28.8%

Non-GAAP ROIC, after-tax (C/D)	18.9%		18.4%

As of January 1, 2018, the Company adopted three Accounting Standard Updates ("ASUs"), ASU 2014-09, Revenue from Contracts with Customers, ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities. As a result certain prior period results have been recast due to the transition methods applied. See the Company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018, as well as subsequent filings, for further information.

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.

(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) As the twelve month rolling tax rate no longer approximates an annual tax rate due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, the Company is utilizing the 2018 year-to-date tax rate for 2018 ROIC, after-tax. The 2018 year-to-date GAAP tax rate was 23.4 percent, and the Non-GAAP tax rate for the period was also 23.4 percent. Utilizing the Company’s tax rate based on Operating income, non-GAAP for the twelve months ended June 30, 2018, of 29.7 percent, Non-GAAP ROIC, after tax, would have been 17.3 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information. For full year 2018, the Company continues to estimate its effective tax rate to be in the 23 to 23.5 percent range.
(e) The GAAP twelve month rolling tax rate as of June 30, 2017, was 36.2 percent, and the twelve month rolling Non-GAAP tax rate was 36.3 percent. Utilizing either rate would have resulted in the same Non-GAAP ROIC, after-tax, for the twelve months ended June 30, 2017. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2018	December 31, 2017
		As Recast
ASSETS
Current assets:
Cash and cash equivalents	$2,114	$1,495
Short-term investments	1,572	1,778
Accounts and other receivables	765	662
Inventories of parts and supplies, at cost	459	420
Prepaid expenses and other current assets	498	460
Total current assets	5,408	4,815
Property and equipment, at cost:
Flight equipment	21,084	21,368
Ground property and equipment	4,626	4,399
Deposits on flight equipment purchase contracts	858	919
Assets constructed for others	1,664	1,543
	28,232	28,229
Less allowance for depreciation and amortization	9,166	9,690
	19,066	18,539
Goodwill	970	970
Other assets	1,021	786
	$26,465	$25,110
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,338	$1,320
Accrued liabilities	1,361	1,700
Air traffic liability	4,652	3,495
Current maturities of long-term debt	365	348
Total current liabilities	7,716	6,863

Long-term debt less current maturities	3,155	3,320
Air traffic liability - loyalty noncurrent	878	1,070
Deferred income taxes	2,414	2,119
Construction obligation	1,613	1,390
Other noncurrent liabilities	692	707
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,469	1,451
Retained earnings	14,878	13,832
Accumulated other comprehensive income	298	12
Treasury stock, at cost	(7,456)	(6,462)
Total stockholders' equity	9,997	9,641
	$26,465	$25,110

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
		2017		2017
	2018	As Recast	2018	As Recast
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$733	$743	$1,195	$1,082
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	292	319	569	637
Unrealized/realized (gain) loss on fuel derivative instruments, net	(4)	(6)	(11)	21
Deferred income taxes	131	68	203	121
Changes in certain assets and liabilities:
Accounts and other receivables	(81)	12	(96)	(23)
Other assets	(35)	(119)	(213)	(200)
Accounts payable and accrued liabilities	420	(335)	(80)	(243)
Air traffic liability	100	2	966	920
Cash collateral received from derivative counterparties	75	99	140	136
Other, net	—	(37)	(41)	(81)
Net cash provided by operating activities	1,631	746	2,632	2,370

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(521)	(551)	(929)	(965)
Assets constructed for others	(17)	(47)	(41)	(97)
Purchases of short-term investments	(730)	(559)	(930)	(1,121)
Proceeds from sales of short-term and other investments	574	573	1,134	1,130
Net cash used in investing activities	(694)	(584)	(766)	(1,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	9	7	17	14
Reimbursement for assets constructed for others	17	47	157	97
Payments of long-term debt and capital lease obligations	(75)	(59)	(157)	(428)
Payments of cash dividends	(93)	(76)	(240)	(199)
Repayment of construction obligation	(7)	(2)	(15)	(5)
Repurchase of common stock	(500)	(400)	(1,000)	(950)
Other, net	4	7	(9)	11
Net cash used in financing activities	(645)	(476)	(1,247)	(1,460)

NET CHANGE IN CASH AND CASH EQUIVALENTS	292	(314)	619	(143)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,822	1,851	1,495	1,680

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,114	$1,537	$2,114	$1,537

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 20, 2018

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (c)(e)	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (d)(e)
Average Brent Crude Oil price per barrel	Third Quarter 2018	Fourth Quarter 2018
$55	$1.90 - $1.95	$1.70 - $1.75
$65	$2.05 - $2.10	$2.00 - $2.05
Current Market (a)	Approximately $2.25	Approximately $2.25
$80	$2.30 - $2.35	$2.30 - $2.35
$85	$2.35 - $2.40	$2.40- $2.45
$90	$2.40 - $2.45	$2.45 - $2.50
Estimated fuel hedging premium expense per gallon (b)	$.06	$.06

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	79%
2019	64%
2020	38%
2021	20%
2022	less than 5%

(a) Brent crude oil average market prices as of July 20, 2018, were approximately $74 and $73 per barrel for third quarter 2018 and fourth quarter 2018, respectively.

(b) In accordance with the Company's early adoption of Accounting Standards Update No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company began reporting premium expense within Fuel and oil expense as of January 1, 2018.

(c) Based on the Company's existing fuel derivative contracts and market prices as of July 20, 2018, third quarter 2018 GAAP and economic fuel costs are estimated to be approximately $2.25 per gallon, including fuel hedging premium expense of approximately $34 million, or $.06 per gallon, and an estimated $.07 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(d) Based on the Company's existing fuel derivative contracts and market prices as of July 20, 2018, fourth quarter 2018 GAAP and economic fuel costs are estimated to be approximately $2.25 per gallon, including fuel hedging premium expense of approximately $34 million, or $.06 per gallon, and an estimated $.07 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.

(e) The fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of July 20, 2018.

Southwest Airlines Co.
737 Delivery Schedule
As of June 30, 2018

	The Boeing Company
	-800 Firm Orders	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s	Additional MAX 8s	Total
2018	26	—	19		—	1	—	46	(b)
2019	—	7	20		—	—	3	30
2020	—	—	35		—	—	—	35
2021	—	—	44		—	—	—	44
2022	—	—	27		14	—	—	41
2023	—	12	22		23	—	—	57
2024	—	11	30		23	—	—	64
2025	—	—	40		36	—	—	76
2026	—	—	—		19	—	—	19
	26	30	237	(a)	115	1	3	412
(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 aircraft beginning in 2019.
(b) Includes 21 737-800s, 1 737-700, and 3 737 MAX 8s delivered as of June 30, 2018.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; 12 month rolling income tax rate, non-GAAP; Net income, non-GAAP; Net margin, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as its Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018, and subsequent filings.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
Contract ratification bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

2.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company's strategic effort to remove its Classic aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt;

3.
An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they were subject to negotiation with third party lessors; and

4.
A gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737–300 aircraft and a number of spare engines, to a third party. These aircraft were previously retired as part of the Company's exit of its Classic fleet. The gain was not anticipated, and the Company associates it in conjunction with the grounding charge recorded in third quarter 2017.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Adjusted operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; 12 month rolling income tax rate, non-GAAP; Net income, non-GAAP; Net margin, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2018, the Company generated $1.1 billion in free cash flow, calculated as operating cash flows of $1.6 billion less capital expenditures of $521 million less assets constructed for others of $17 million plus reimbursements for assets constructed for others of $17 million. For the six months ended June 30, 2018, the Company generated $1.8 billion in free cash flow, calculated as operating cash flows of $2.6 billion less capital expenditures of $929 million less assets constructed for others of $41 million plus reimbursements for assets constructed for others of $157 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.